EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Marine Products Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 Par Value Per Share	Rule 457(c) and Rule 457(h)	3,000,000	$10.88(2)	$32,625,000	.0001476	$4,815.45
Total Offering Amounts					$32,625,000		$4,815.45
Total Fee Offsets							$0
Net Fee Due							$4,815.45

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.10 par value per share (the “Common Stock”), of Marine Products Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $10.88, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 17, 20241.

1 Must be within five business days of the filing date.